Exhibit 99.1

Bristol Myers Squibb Reports First Quarter Financial Results for 2023
•Reports First Quarter Revenues of $11.3 Billion
•Posts First Quarter GAAP Earnings Per Share of $1.07 and Non-GAAP EPS of $2.05; Includes Net Impact of ($0.01) Per Share for GAAP and Non-GAAP EPS Due to Acquired IPRD Charges and Licensing Income
•Delivers Strong Revenue Growth of 8% from In-Line Products and New Product Portfolio; or 10% When Adjusted for Foreign Exchange
•Further Advances Portfolio Renewal Strategy, Achieving Important Milestones Across Therapeutic Areas
•Adjusts GAAP 2023 EPS Guidance; Affirms Non-GAAP Financial Guidance for 2023

(NEW YORK, April 27, 2023) – Bristol Myers Squibb (NYSE:BMY) today reports results for the first quarter of 2023, which reflect robust in-line and new product portfolio growth, strong commercial execution and continued advancement of the product pipeline.

“Our strong execution resulted in double-digit revenue growth for our in-line products and new product portfolio,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “We continue to successfully execute against our key strategic priorities and meaningfully advance our portfolio renewal strategy, achieving important regulatory and clinical milestones that will benefit patients with serious unmet needs. We remain focused on commercial execution, progressing our pipeline and leveraging our strong financial foundation to invest in the next wave of innovation and deliver value to all of our stakeholders.”

	First Quarter
$ amounts in millions, except per share amounts	2023	2022	Change	Change Excl. F/X**
Total Revenues	$11,337	$11,648	(3)%	(1)%
Earnings per share - GAAP*	1.07	0.59	81%	N/A
Earnings per share - Non-GAAP*	2.05	1.96	5%	N/A

* GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income of ($0.01) in 2023 compared to ($0.10) per share in 2022.
** See "Use of Non-GAAP Financial Information".

FIRST QUARTER FINANCIAL RESULTS

All comparisons are made versus the same period in 2022 unless otherwise stated.

•Bristol Myers Squibb posted first quarter revenues of $11.3 billion, a decrease of 3%, due to Revlimid generic erosion and foreign exchange impacts, partially offset by in-line products (primarily Opdivo and Eliquis) and our new product portfolio (primarily Opdualag, Abecma and Reblozyl). When adjusted for foreign exchange, revenues decreased 1%. Our revenues for in-line products and new product portfolio increased 8% to $9.3 billion, or 10% when adjusted for foreign exchange impacts.
•U.S. revenues increased 4% to $8.0 billion in the quarter primarily due to Eliquis, Opdivo and our new product portfolio, partially offset by Revlimid generic erosion. International revenues decreased 16% to $3.3 billion in the quarter. When adjusted for foreign exchange impacts, international revenues decreased 11%, primarily due to Revlimid and Eliquis generic erosion, partially offset by Opdivo and our new product portfolio.
•On a GAAP basis, gross margin decreased from 78.8% to 77.4% and on a non-GAAP basis, decreased from 79.2% to 77.8% primarily due to product mix, partially offset by foreign exchange impacts and related hedging settlements.
•On a GAAP and non-GAAP basis, marketing, selling and administrative expenses decreased 4% to $1.8 billion in the quarter, primarily due to differences of timing of spend compared to the prior year and foreign exchange impacts, partially offset by higher costs to support new product launches.
•On a GAAP and non-GAAP basis, research and development expenses increased 3% in the quarter, primarily due to higher costs to support the overall portfolio.
•On a GAAP and non-GAAP basis, Acquired IPRD decreased to $75 million in the current quarter from $333 million in the same period a year ago. On a GAAP and non-GAAP basis, licensing income decreased to $43 million in the current quarter from $52 million in the same period a year ago.
•On a GAAP basis, amortization of acquired intangible assets decreased 7% to $2.3 billion in the quarter, primarily due to the Abraxane marketed product right being fully amortized in the fourth quarter of 2022.
•On a GAAP basis, effective tax rate changed from 23.9% to 18.2% in the quarter primarily due to jurisdictional earnings mix resulting from specified items and the release of income tax reserves in the first quarter of 2023, partially offset by changes to our Puerto Rico tax decree. On a non-

GAAP basis, effective tax rate changed from 15.9% to 15.5%, due to the aforementioned tax reserve releases and changes to our Puerto Rico tax decree.
•The company reported net earnings attributable to Bristol Myers Squibb of $2.3 billion, or GAAP EPS of $1.07, in the first quarter, compared to $1.3 billion, or $0.59 per share, for the same period a year ago. In addition to the items discussed above, the higher GAAP EPS in the first quarter of 2023 was due to lower equity investments losses, higher litigation and other settlements income in the first quarter of 2023 and a debt redemption charge in the same period a year ago.
•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $4.3 billion, or non-GAAP EPS of $2.05, in the first quarter, compared to non-GAAP net earnings of $4.2 billion, or non-GAAP EPS of $1.96 per share, for the same period a year ago.
•In addition to the items discussed above, the earnings per share results in the first quarter of 2023 include the impact of lower weighted-average common shares outstanding.

FIRST QUARTER PRODUCT REVENUE HIGHLIGHTS

($ amounts in millions)	Quarter Ended March 31, 2023			% Change from Quarter Ended March 31, 2022			% Change from Quarter Ended March 31, 2022 (Excl. F/X) **
	U.S.(c)	Int'l	WW(d)	U.S.(c)	Int'l	WW(d)	Int'l	WW(d)
In-Line Products
Eliquis	$2,554	$869	$3,423	19%	(18)%	7%	(13)%	8%
Opdivo	1,290	912	2,202	17%	11%	15%	18%	17%
Pomalyst/Imnovid	545	287	832	(2)%	7%	1%	12%	2%
Orencia	562	202	764	(5)%	1%	(4)%	10%	(1)%
Sprycel	295	134	429	(3)%	(25)%	(11)%	(19)%	(9)%
Yervoy	314	194	508	1%	(5)%	(1)%	3%	2%
Mature and other products (a)	182	285	467	1%	(20)%	(13)%	(16)%	(10)%
Total In-Line Products	5,742	2,883	8,625	11%	(7)%	4%	(1)%	6%
New Product Portfolio
Reblozyl	158	48	206	18%	*	32%	*	33%
Abecma	118	29	147	*	*	*	*	*
Opdualag	116	1	117	*	N/A	*	N/A	*
Zeposia	52	26	78	*	73%	*	80%	*
Breyanzi	58	13	71	41%	*	61%	*	66%
Onureg	25	9	34	32%	*	48%	*	52%
Inrebic	17	8	25	13%	*	39%	*	39%
Camzyos	29	—	29	N/A	N/A	N/A	N/A	N/A
Sotyktu	15	1	16	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	588	135	723	*	*	*	*	*
Total In-Line and New Product Portfolio	6,330	3,018	9,348	15%	(4)%	8%	2%	10%
Recent LOE Products (b)
Revlimid	1,541	209	1,750	(24)%	(72)%	(37)%	(71)%	(37)%
Abraxane	162	77	239	(6)%	88%	12%	*	14%
Total Recent LOE Products	1,703	286	1,989	(23)%	(64)%	(34)%	(62)%	(33)%

Total Revenues	$8,033	$3,304	$11,337	4%	(16)%	(3)%	(11)%	(1)%
*    In excess of +100%
**     See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d) Worldwide (WW) includes International (Int'l) and U.S.

FIRST QUARTER PRODUCT REVENUE HIGHLIGHTS

In-Line Products
Revenues for in-line products in the first quarter were $8.6 billion compared to $8.3 billion in the prior year period, representing an increase of 4% or 6% when adjusted for foreign exchange. In-line products revenue was largely driven by:
•Opdivo worldwide revenues increased 15% compared to the prior year period. U.S. revenues were $1.3 billion compared to $1.1 billion in the prior year period, representing an increase of 17% due to higher demand across multiple indications, partially offset by declining second-line eligibility across tumor indications. The higher demand was related to the following indications: the Opdivo+Yervoy combinations for non-small cell lung cancer, various gastric, esophageal and bladder cancers. International revenues were $912 million compared to $824 million in the prior year period, representing an increase of 11% driven by higher demand as a result of additional indication launches and core indications, partially offset by foreign exchange impacts of 7%. Excluding foreign exchange impacts, revenues increased 18%.
•Eliquis worldwide revenues grew 7% compared to the prior year period. U.S. revenues were $2.6 billion compared to $2.1 billion in the prior year period, representing an increase of 19% primarily driven by higher demand. International revenues were $869 million compared to $1.1 billion in the prior year period, representing a decrease of 18%, primarily driven by generic erosion in Canada and the U.K. and foreign exchange impacts of 5%. Excluding foreign exchange impacts, revenues declined 13%.

New Product Portfolio
•New product portfolio worldwide revenues grew to $723 million compared to $350 million in the prior year period, driven by the launch of Opdualag in March 2022 and higher demand for Abecma and Reblozyl.

Recent LOE Products
•Revlimid worldwide revenues declined by 37% compared to the prior year period primarily driven by generic erosion.
PRODUCT AND PIPELINE UPDATE
Cardiovascular

Category	Asset	Milestone
Regulatory	Camzyos® (mavacamten)
The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has recommended approval of Camzyos for the treatment of symptomatic New York Heart Association class II-III obstructive hypertrophic cardiomyopathy (HCM) in adult patients. The European Commission (EC), which has the authority to approve medicines for the European Union (EU), will now review the CHMP opinion. The positive opinion is based upon efficacy and safety results from two Phase 3 trials, EXPLORER-HCM and VALOR-HCM.

Clinical & Research	milvexian	The company, in collaboration with Janssen Pharmaceuticals, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, launched the Phase 3 Librexia program studying milvexian, an investigational oral factor XIa inhibitor (antithrombotic).The Librexia program will provide important data across three indication-seeking studies: Librexia STROKE for antiplatelet therapy for stroke prevention in acute ischemic stroke or high-risk transient ischemic stroke, Librexia ACS in addition to antiplatelet therapy for event reduction in acute coronary syndromes and Librexia AF which compares milvexian to apixaban in the prevention of stroke in patients with atrial fibrillation.
Oncology

Category	Asset	Milestone
Regulatory	Opdivo® (nivolumab)
The U.S. Food and Drug Administration (FDA) accepted the supplemental Biologics License Application (sBLA) for Opdivo as a monotherapy in the adjuvant setting for the treatment of patients with completely resected stage IIB or IIC melanoma. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) date of October 13, 2023.
In addition, the EMA validated the Type II Variation Marketing Authorization Application for Opdivo as a monotherapy in the adjuvant setting for the treatment of patients with completely resected stage IIB or IIC melanoma. The EMA’s validation confirms the submission is complete and begins the start of the EMA’s centralized review process.
The submissions were based on results from the Phase 3 CheckMate -76K clinical trial.

Clinical & Research	Opdivo
Three-year follow-up results from Phase 3 CheckMate -816 trial demonstrated sustained clinical benefits with three cycles of Opdivo in combination with platinum-based chemotherapy for the neoadjuvant treatment of patients with resectable NSCLC. While overall survival (OS) remained immature at this analysis, there was a continued encouraging trend in OS favoring neoadjuvant Opdivo with chemotherapy over chemotherapy alone.

Three-year follow-up results from Phase 3 CheckMate -274 trial demonstrated significant sustained clinical benefits with Opdivo for the adjuvant treatment of patients with surgically resected, high-risk muscle-invasive urothelial carcinoma.

Three-year follow-up results from Phase 3 CheckMate -9ER trial demonstrated sustained survival and response rate benefits with the combination of Opdivo and Exelixis Inc.’s CABOMETYX (cabozantinib) versus sunitinib in the first-line treatment of advanced renal cell carcinoma.

Hematology

Category	Asset	Milestone
Regulatory	Abecma® (idecabtagene vicleucel)
The FDA has accepted the company's and 2seventy bio's (NASDAQ: TSVT) sBLA for Abecma for the treatment of adults with relapsed or refractory multiple myeloma who have received an immunomodulatory agent, a proteasome inhibitor, and an anti-CD38 monoclonal antibody. The FDA has assigned a PDUFA goal date of December 16, 2023.

The EMA also validated the type II variation for the extension of indication for Abecma to treat adults with relapsed or refractory multiple myeloma who have received an immunomodulatory agent, a proteasome inhibitor, and an anti-CD38 monoclonal antibody. Validation of the application confirms the submission is complete and begins the EMA’s centralized review process.

In addition, Japan's Ministry of Health, Labour and Welfare has accepted Bristol Myers Squibb’s supplemental new drug application for Abecma in patients who have received at least two prior therapies, including an immunomodulatory agent, a proteasome inhibitor, and an anti-CD38 monoclonal antibody, and have experienced disease progression or relapse after the last therapy.

The three regulatory applications were based on results from the pivotal Phase 3, open-label, global, randomized, controlled KarMMa-3 clinical trial.

Breyanzi® (lisocabtagene maraleucel)
The CHMP of the EMA has recommended approval of Breyanzi for the treatment of adult patients with diffuse large B-cell lymphoma, high grade B-cell lymphoma, primary mediastinal large B-cell lymphoma, high grade B-cell lymphoma, primary mediastinal large B-cell lymphoma and follicular lymphoma grade 3B, who relapsed within 12 months from completion of, or are refractory to, first-line chemoimmunotherapy. The positive opinion was based on results from the pivotal Phase 3 TRANSFORM clinical trial.

Reblozyl® (luspatercept-aamt)
The EC granted full Marketing Authorization for Reblozyl for treatment in adult patients of anemia associated with non-transfusion-dependent beta thalassemia. The decision was based on results from the Phase 2 BEYOND trial. Reblozyl is being developed and commercialized through a global collaboration with Merck following Merck’s acquisition of Acceleron Pharma, Inc. in November 2021.

Clinical & Research	Abecma
Positive results from Phase 3 KarMMa-3 Study showed Abecma reduced the risk of disease progression or death by 51% versus standard regimens in earlier lines of therapy for relapsed and refractory multiple myeloma.

Immunology

Category	Asset	Milestone
Regulatory	SotyktuTM (deucrava-citinib)
The EC approved Sotyktu, a first-in-class, oral, selective tyrosine kinase 2 inhibitor, for the treatment of adults with moderate-to-severe plaque psoriasis who are candidates for systemic therapy, representing a new way of treating this chronic immune-mediated disease. The approval was based on results from the Phase 3 POETYK PSO-1 and POETYK PSO-2 clinical trials. Additional data from the POETYK PSO long-term extension trial (LTE) also supported approval.

Business Development
•In April, the company announced an agreement for a vector facility to further strengthen its cell therapy supply chain and expand manufacturing capacity. This will allow Bristol Myers Squibb to dual-source vector supply and transition to newer, higher efficiency manufacturing processes. The transaction is expected to close in the second half of 2023, subject to the fulfillment of applicable closing conditions.

Environmental, Social & Governance (ESG)
•On March 15, 2023, the company announced meaningful progress toward its global inclusion & diversity goals and health equity commitments, detailing that the company is on track to achieve many of our goals and exceeding some goals ahead of schedule. In addition, the company introduced new workforce representation goals for Executive Directors and above to strengthen our internal pipeline of talent and next generation of leaders at Bristol Myers Squibb.

As a leading biopharmaceutical company, we understand our responsibility extends well beyond the discovery, development, and delivery of innovative medicines. Our evolving Environmental, Social, and Governance (ESG) strategy builds on a legacy of comprehensive and global sustainability efforts. To learn more about our priorities and goals, please visit our latest ESG report.

Financial Guidance

Bristol Myers Squibb is adjusting its 2023 GAAP line-item guidance as follows:

Adjusting GAAP EPS guidance primarily due to changes in other settlement income and in the fair market value of equity investments while affirming non-GAAP EPS guidance.

Key 2023 GAAP and non-GAAP line-item guidance assumptions are:

	U.S. GAAP		Non-GAAP[2]
	February (Prior)	April (Revised)	February (Prior)	April (Affirmed)
Total Revenues (as reported)	~2% increase	No change	~2% increase	No change
Total Revenues (excl. F/X)	~2% increase	No change	~2% increase	No change
Revlimid	~$6.5 billion	No change	~$6.5 billion	No change
Gross Margin %	~77%	No change	~77%	No change
Operating Expenses[1]	Mid single-digit decline	No change	Low single-digit decline	No change
Tax Rate	~22%	~21%	~17%	No change
Diluted EPS	$4.03-$4.33	$4.10-$4.40	$7.95-$8.25	No change
1 Operating Expenses = MS&A and R&D, excluding Acquired IPRD and Amortization of acquired intangible assets.
2 See "Use of Non-GAAP Financial Information."

The 2023 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified and impact of future Acquired IPRD charges. To the extent we have quantified the impact of significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights, we may update this information from time to time on our website www.bms.com, in the "Investors" section. GAAP and non-GAAP guidance assume current exchange rates. The 2023 non-GAAP EPS guidance is further explained under “Use of Non-GAAP Financial Information.” The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call Information
Bristol Myers Squibb will host a conference call today, Thursday, April 27, 2023, at 8:00 a.m. ET during which company executives will review the quarterly financial results and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com.

Investors and the public can also access the live conference call by dialing in the U.S. toll free 888-300-3045 or international +1 646-568-1027, confirmation code: 3734085. Materials related to the call will be available at http://investor.bms.com prior to the start of the conference call.

A replay of the webcast will be available at http://investor.bms.com approximately three hours after the conference call concludes. A replay of the conference call will be available beginning at 11:30 a.m. ET on April 27 through 11:30 a.m. ET on May 11, 2023, by dialing in the U.S. toll free 800-770-2030 or international +1 647-362-9199, confirmation code: 3734085.

About Bristol Myers Squibb
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.
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For more information, contact:
Media: media@bms.com
Investor Relations: investor.relations@bms.com

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company's baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. In addition, non-GAAP gross margin, which is gross profit excluding certain specified items, as a percentage of revenues, non-GAAP operating margin, which is gross profit less marketing, selling and administrative expenses and research and development expense excluding certain specified items as a percentage of revenues, non-GAAP operating expenses, which is marketing, selling and administrative and research and development expenses excluding certain specified items, non-GAAP marketing, selling and administrative expenses, which is marketing, selling and administrative expense excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses as well as non-GAAP measures excluding the impact of foreign exchange ("Ex-Fx"). We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. Ex-Fx financial measures are not accounted for according to GAAP because they remove the effects of currency movements from GAAP results.

Non-GAAP financial measures such as non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwind of inventory purchase price adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, costs of acquiring a priority review voucher, divestiture gains or losses, stock compensation resulting from acquisition-related equity awards, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments), income resulting from the change in control of the Nimbus Therapeutics TYK2 Program and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and will also be available on the company’s website at www.bms.com. Within the accompanying financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Also note that a reconciliation of forward-looking non-GAAP gross margin, non-GAAP operating expenses and non-GAAP tax rate is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not able to reliably predict the impact of the unwind of inventory purchase price adjustments, accelerated depreciation and impairment of property, plant and equipment and intangible assets and stock compensation resulting from acquisition-related equity awards, or currency exchange rates beyond the next twelve months. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the Company’s 2023 financial guidance, plans and strategy, including its business development and capital allocation strategy, anticipated developments in the company’s pipeline and expectations with respect to the company’s future market position. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. No forward-looking statement can be guaranteed and there is no assurance that the company will achieve its financial guidance and long-term targets, that the company’s future clinical studies will support the data described in this release, that the company’s product candidates will receive necessary clinical and manufacturing regulatory approvals, that the company’s pipeline products will prove to be commercially successful, that clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes, or that contractual milestones will be achieved.

Forward-looking statements are based on current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to: increasing pricing pressures from market access, pharmaceutical pricing controls and discounting; market actions taken by private and government payers to manage drug utilization and contain costs; the company’s ability to retain patent exclusivity of certain products; regulatory changes that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; changes under the 340B Drug Pricing Program; the company’s ability to obtain and maintain regulatory approval for its product candidates; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the possibility of difficulties and delays in product introduction and commercialization; increasing industry competition; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions;

failure to complete, or delays in completing, collaborations, acquisitions, divestitures, alliances and other portfolio actions and the failure to achieve anticipated benefits from such transactions and actions; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions or investigations; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; increasing market penetration of lower-priced generic products; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; the impact of counterfeit or unregistered versions of the company’s products and from stolen products; product label changes or other measures that could reduce the product's market acceptance for the company's products and result in declining sales; safety or efficacy concerns regarding the company’s products or any product in the same class as the company’s products; the risk of cyber-attacks on the company’s information systems or products and unauthorized disclosure of trade secrets or other confidential data; the company’s ability to execute its financial, strategic and operational plans; the company’s dependency on several key products; any decline in the company’s future royalty streams; the company’s ability to attract and retain key personnel; the impact of the company’s significant indebtedness; political and financial instability of international economies and sovereign risk including as a result of the Russian Federation-Ukraine conflict; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; risks relating to the use of social media platforms; the impact of our exclusive forum provision in our by-laws for certain lawsuits on our stockholders’ ability to obtain a judicial forum that it finds favorable for such lawsuits; issuance of new or revised accounting standards; and risks relating to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2023	2022

Net product sales	$11,048	$11,308
Alliance and other revenues	289	340
Total Revenues	11,337	11,648

Cost of products sold(a)	2,566	2,471
Marketing, selling and administrative	1,762	1,831
Research and development	2,321	2,260
Acquired IPRD	75	333
Amortization of acquired intangible assets	2,256	2,417
Other (income)/expense, net	(413)	649
Total Expenses	8,567	9,961

Earnings Before Income Taxes	2,770	1,687
Provision for Income Taxes	503	404
Net Earnings	2,267	1,283
Noncontrolling Interest	5	5
Net Earnings Attributable to BMS	$2,262	$1,278

Weighted-Average Common Shares Outstanding:
Basic	2,099	2,146
Diluted	2,113	2,164

Earnings per Common Share:
Basic	$1.08	$0.60
Diluted	1.07	0.59

Other (income)/expense, net
Interest expense(b)	$288	$326
Royalty and licensing income	(363)	(306)
Royalty income - divestitures	(188)	(171)
Equity investment losses	155	644
Integration expenses	67	105
Loss on debt redemption	—	275
Divestiture gains	—	(211)
Litigation and other settlements	(325)	(37)
Investment income	(102)	(10)
Provision for restructuring	67	23
Other	(12)	11
Other (income)/expense, net	$(413)	$649
(a)    Excludes amortization of acquired intangible assets.
(b)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(Unaudited, dollars in millions)

							Change vs. 2022
	2023			2022			GAAP			Excl. F/X**
	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S.(c)	Int'l	WW (d)
In-Line Products
Eliquis	$2,554	$869	$3,423	$2,147	$1,064	$3,211	19%	(18)%	7%	19%	(13)%	8%
Opdivo	1,290	912	2,202	1,099	824	1,923	17%	11%	15%	17%	18%	17%
Pomalyst/Imnovid	545	287	832	557	269	826	(2)%	7%	1%	(2)%	12%	2%
Orencia	562	202	764	592	200	792	(5)%	1%	(4)%	(5)%	10%	(1)%
Sprycel	295	134	429	305	178	483	(3)%	(25)%	(11)%	(3)%	(19)%	(9)%
Yervoy	314	194	508	311	204	515	1%	(5)%	(1)%	1%	3%	2%
Mature and other brands(a)	182	285	467	180	357	537	1%	(20)%	(13)%	1%	(16)%	(10)%
Total In-Line Products	5,742	2,883	8,625	5,191	3,096	8,287	11%	(7)%	4%	11%	(1)%	6%
New Product Portfolio
Reblozyl	158	48	206	134	22	156	18%	*	32%	18%	*	33%
Abecma	118	29	147	56	11	67	*	*	*	*	*	*
Opdualag	116	1	117	6	—	6	*	N/A	*	*	N/A	*
Zeposia	52	26	78	21	15	36	*	73%	*	*	80%	*
Breyanzi	58	13	71	41	3	44	41%	*	61%	41%	*	66%
Onureg	25	9	34	19	4	23	32%	*	48%	32%	*	52%
Inrebic	17	8	25	15	3	18	13%	*	39%	13%	*	39%
Camzyos	29	—	29	—	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Sotyktu	15	1	16	—	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	588	135	723	292	58	350	*	*	*	*	*	*
Total In-Line and New Product Portfolio	6,330	3,018	9,348	5,483	3,154	8,637	15%	(4)%	8%	15%	2%	10%
Recent LOE Products(b)
Revlimid	1,541	209	1,750	2,038	759	2,797	(24)%	(72)%	(37)%	(24)%	(71)%	(37)%
Abraxane	162	77	239	173	41	214	(6)%	88%	12%	(6)%	*	14%
Total Recent LOE Products	1,703	286	1,989	2,211	800	3,011	(23)%	(64)%	(34)%	(23)%	(62)%	(33)%

Total Revenues	$8,033	$3,304	$11,337	$7,694	$3,954	$11,648	4%	(16)%	(3)%	4%	(11)%	(1)%
*    In excess of +100%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d) Worldwide (WW) includes International (Int'l) and U.S.

BRISTOL-MYERS SQUIBB COMPANY
INTERNATIONAL AND WORLDWIDE REVENUES
FOREIGN EXCHANGE IMPACT (%)
FOR THE THREE MONTHS ENDED MARCH 31, 2023
(Unaudited)

	International			WW (c)
	Change %	Favorable/ (Unfavorable) F/X %	Change % Excl. F/X	Change %	Favorable/ (Unfavorable) F/X %	Change % Excl. F/X**
In-Line Products
Eliquis	(18)%	(5)%	(13)%	7%	(1)%	8%
Opdivo	11%	(7)%	18%	15%	(2)%	17%
Pomalyst/Imnovid	7%	(5)%	12%	1%	(1)%	2%
Orencia	1%	(9)%	10%	(4)%	(3)%	(1)%
Sprycel	(25)%	(6)%	(19)%	(11)%	(2)%	(9)%
Yervoy	(5)%	(8)%	3%	(1)%	(3)%	2%
Mature and other products(a)	(20)%	(4)%	(16)%	(13)%	(3)%	(10)%
Total In-Line Products	(7)%	(6)%	(1)%	4%	(2)%	6%
New Product Portfolio
Reblozyl	*	*	*	32%	(1)%	33%
Abecma	*	*	*	*	*	*
Opdualag	N/A	N/A	N/A	*	*	*
Zeposia	73%	(7)%	80%	*	*	*
Breyanzi	*	*	*	61%	(5)%	66%
Onureg	*	*	*	48%	(4)%	52%
Inrebic	*	*	*	39%	—	39%
Camzyos	N/A	N/A	N/A	N/A	N/A	N/A
Sotyktu	N/A	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	*	*	*	*	*	*
Total In-Line Products and New Product Portfolio	(4)%	(6)%	2%	8%	(2)%	10%
Recent LOE Products(b)
Revlimid	(72)%	(1)%	(71)%	(37)%	—	(37)%
Abraxane	88%	(14)%	*	12%	(2)%	14%
Total Recent LOE Products	(64)%	(2)%	(62)%	(34)%	(1)%	(33)%

Total	(16)%	(5)%	(11)%	(3)%	(2)%	(1)%
*    In excess of +/- 100%.
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and other mature products.
(b)    Recent LOE products include products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Worldwide (WW) includes International (Int'l) and U.S.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(Unaudited, dollars in millions)

	Three Months Ended March 31,
	2023	2022
Inventory purchase price accounting adjustments	$53	$52
Site exit and other costs	1	—
Cost of products sold	54	52

Site exit and other costs	—	2
Marketing, selling and administrative	—	2

IPRD impairments	20	40
Inventory purchase price accounting adjustments	—	87
Priority review voucher	95	—
Research and development	115	127

Amortization of acquired intangible assets	2,256	2,417

Interest expense(a)	(14)	(27)
Equity investment losses/(income)	150	643
Integration expenses	67	105
Loss on debt redemption	—	275
Divestiture losses/(gains)	—	(211)
Litigation and other settlements	(335)	(40)
Provision for restructuring	67	23
Other	(5)	—
Other (income)/expense, net	(70)	768

Increase to pretax income	2,355	3,366

Income taxes on items above	(293)	(398)

Increase to net earnings	$2,062	$2,968
(a)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31, 2023
	GAAP	Specified Items(a)	Non-GAAP
Gross profit	$8,771	$54	$8,825
Marketing, selling and administrative	1,762	—	1,762
Research and development	2,321	(115)	2,206
Amortization of acquired intangible assets	2,256	(2,256)	—
Other (income)/expense, net	(413)	70	(343)
Earnings before income taxes	2,770	2,355	5,125
Provision for income taxes	503	293	796
Net earnings attributable to BMS used for diluted EPS calculation	$2,262	$2,062	$4,324

Weighted-average common shares outstanding - diluted	2,113	2,113	2,113
Diluted earnings per share	$1.07	$0.98	$2.05

Effective tax rate	18.2%	(2.7)%	15.5%

	Three Months Ended March 31, 2022
	GAAP	Specified Items(a)	Non-GAAP
Gross profit	$9,177	$52	$9,229
Marketing, selling and administrative	1,831	(2)	1,829
Research and development	2,260	(127)	2,133
Amortization of acquired intangible assets	2,417	(2,417)	—
Other (income)/expense, net	649	(768)	(119)
Earnings before income taxes	1,687	3,366	5,053
Provision for income taxes	404	398	802
Net earnings attributable to BMS used for diluted EPS calculation	$1,278	$2,968	$4,246

Weighted-average common shares outstanding - diluted	2,164	2,164	2,164
Diluted earnings per share	$0.59	$1.37	$1.96

Effective tax rate	23.9%	(8.0)%	15.9%
(a)    Refer to the Specified Items schedule above for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF GAAP AND NON-GAAP GROWTH DOLLARS AND PERCENTAGES EXCLUDING FOREIGN EXCHANGE IMPACT
FOR THE PERIOD ENDED MARCH 31, 2023
(Unaudited, dollars in millions)

	2023	2022	Change $	Change %	Favorable / (Unfavorable) F/X $*	2023 Excl. F/X**	Favorable / (Unfavorable) F/X %*	% Change Excl. F/X**

Revenues	$11,337	$11,648	$(311)	(3)%	$(211)	$11,548	(2)%	(1)%
Gross profit	8,771	9,177	(406)	(4)%	N/A	N/A	N/A	N/A
Gross profit excluding specified items(a)	8,825	9,229	(404)	(4)%	N/A	N/A	N/A	N/A
Gross margin(b)	77.4%	78.8%
Gross margin excluding specified items	77.8%	79.2%

Marketing, selling and administrative	1,762	1,831	(69)	(4)%	31	1,793	2%	(2)%
Marketing, selling and administrative excluding specified items(a)	1,762	1,829	(67)	(4)%	31	1,793	2%	(2)%
Marketing, selling and administrative excluding specified items as a % of revenues	15.5%	15.7%

Research and development	2,321	2,260	61	3%	16	2,337	—	3%
Research and development excluding specified items(a)	2,206	2,133	73	3%	16	2,222	1%	4%
Research and development excluding specified items as a % of revenues	19.5%	18.3%

*    Foreign exchange impacts were derived by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results.
**    See "Use of Non-GAAP Financial Information".
(a)    Refer to the Specified Items schedule above for further details.
(b)    Represents gross profit as a percentage of Revenues.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF MARCH 31, 2023 AND DECEMBER 31, 2022
(Unaudited, dollars in millions)

	March 31, 2023	December 31, 2022

Cash and cash equivalents	$8,995	$9,123
Marketable debt securities - current	274	130
Cash, cash equivalents and marketable debt securities	9,269	9,253
Short-term debt obligations	(2,752)	(4,264)
Long-term debt	(35,078)	(35,056)
Net debt position	$(28,561)	$(30,067)

BRISTOL-MYERS SQUIBB COMPANY
2023 FULL YEAR PROJECTED DILUTED EPS FROM OPERATIONS
EXCLUDING PROJECTED SPECIFIED ITEMS

	Full Year 2023
	Pre-tax	Tax	After-tax
Projected Diluted Earnings Attributable to Shareholders per Common Share - GAAP(a)			$4.10 to $4.40
Projected Specified Items:
Purchase price accounting adjustments(a)	4.27	0.54	3.73
Acquisition, restructuring and integration expenses(b)	0.17	0.03	0.14
Equity investment losses	0.07	0.01	0.06
Priority review voucher	0.04	0.01	0.03
Intangible asset impairment	0.01	—	0.01
Litigation and other settlements	(0.16)	(0.04)	(0.12)
Total	4.40	0.55	3.85
Projected Diluted Earnings Attributable to Shareholders per Common Share - Non-GAAP(a)			$7.95 to $8.25

(a)    Includes amortization of acquired intangible assets, unwind of inventory fair value adjustments and amortization of fair value adjustments of debt assumed from Celgene.
(b)    Includes acquisition, restructuring and integration expenses recognized in Other (income)/expense, net.

The following table summarizes the company's 2023 financial guidance:
Line item	GAAP	Non-GAAP
Total reported revenues	~ 2% increase	~ 2% increase
Total revenues Ex-Fx (c)	~ 2% increase	~ 2% increase
Revlimid	~$6.5 billion	~$6.5 billion
Gross margin %	~ 77%	~ 77%
Operating expenses(d)	Mid single-digit decline	Low single-digit decline
Effective tax rate	~ 21%	~ 17%

(c) Ex-FX excludes the impact of foreign exchange calculated by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our prior-period results.
(d) Operating expenses consist of Marketing, selling and administrative expenses and Research and development expenses, excluding Acquired IPRD expenses.

The GAAP financial results for the full year of 2023 will include specified items, including but not limited to purchase price accounting adjustments, acquisition and integration expenses, charges associated with restructuring, cost of acquiring a priority review voucher, equity investment losses (including fair value adjustments attributed to limited partnership equity method investments), impairment of intangible assets, and litigation and other settlements. The 2023 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. For a fuller discussion of items that could impact full year GAAP results, as well as the use of non-GAAP financial information, see Bristol Myers Squibb Reports First Quarter Financial Results for 2023 on April 27, 2023, including “Financial Guidance” and “Use of non-GAAP Financial Information” therein.